Exhibit 4.1

ADDITIONAL FACILITY JOINDER AGREEMENT

To:	The Bank of Nova Scotia as Administrative Agent and as Security Trustee

From:	The financial institutions listed in Schedule 1 hereto (the “Additional Term B-4 Facility Lenders”)

Date:    February 7, 2018

Re:	Additional Term B-4 Facility

1.	As used in this Additional Facility Joinder Agreement (this “Joinder Agreement”), the following terms shall have the meanings set forth below:
“Additional Term B-4 Facility Availability Period” means, in relation to the Additional Term B-4 Facility, the period from and including the Additional Term B-4 Facility Effective Date through to (and including) the date that is forty-five (45) Business Days following the Additional Term B-4 Facility Effective Date or such other date agreed between the Original Co-Borrower and the Additional Term B-4 Facility Lenders.
“Additional Term B-4 Facility” means the $1,875,000,000 term loan facility made available under this Joinder Agreement, as the same may be increased under paragraph 22 below.
“Additional Term B-4 Facility Effective Date” means the date on which the Administrative Agent provides the notice specified in paragraph 3 below.
“Additional Term B-4 Facility Fee Letter” means the fee letter dated as of January 31, 2018, among the Mandated Lead Arrangers (as defined therein) and the Underwriters (as defined therein) and acknowledged and agreed by Sable Holding Limited.
“Additional Term B-4 Facility Funding Date” means each date on which an Additional Term B-4 Loan is advanced.
“Additional Term B-4 Loan” means each Loan made by the Additional Term B-4 Facility Lenders under the Additional Term B-4 Facility on the relevant Additional Term B-4 Facility Funding Date.
“Additional Term B-4 Repricing Transaction” means: (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of any Additional Term B-4 Loan with the proceeds of, or any conversion of that Additional Term B-4 Loan into, any new or replacement tranche of secured long-term term loans the primary purpose of which is to reduce the All-In Yield applicable to such Additional Term B-4 Loan; or (b) any amendment, amendment and restatement or other modification to this Joinder Agreement, the primary purpose of which is to reduce the All-In Yield applicable to any Additional Term B-4 Loan; provided that any refinancing or repricing of any Additional Term B-4 Loan shall not constitute an Additional Term B-4 Repricing Transaction if such refinancing is in connection with a transaction that would result in a Change of Control.
“Credit Agreement” means the credit agreement originally dated as of May 16, 2016, as amended and restated on May 26, 2017, and as may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time, between, among others, Sable International Finance

Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Initial Borrowers, the other Borrowers and Guarantors party thereto from time to time, The Bank of Nova Scotia as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers.
“Liberty Global Reference Agreement” means any or all of (i) the credit agreement dated 1 August 2007 between, among others, Telenet NV as company and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 24 July 2014 between (among others) Unitymedia Hessen GmbH & Co. KG as borrower and The Bank of Nova Scotia as facility agent; (iii) the credit agreement dated 27 January 2014 between (among others) Ziggo B.V. as borrower and The Bank of Nova Scotia as facility agent; (iv) the credit agreement dated 28 September 2006 between (among others) All3Media Finance Limited as borrower and The Royal Bank of Scotland plc as facility agent; (v) the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent; (vi) the indenture dated 23 December 2015 in respect of the €420,000,000 4.625% senior secured notes due 2026 issued by Unitymedia Hessen GMBH & Co KG and Unitymedia NRW GmbH; (vii) the credit agreement dated 7 June 2013 between, among others, Virgin Media Investment Holdings Limited and The Bank of Nova Scotia as facility agent; (viii) the Credit Agreement dated 6 October 2016 in respect of the advance of certain proceeds of the £350,000,000 5.5% receivables financing notes due 2024 issued by Virgin Media Receivables Financing Notes I Designated Activity Company; (ix) the indenture dated 23 September 2016 in respect of the $2,000,000,000 5.5% senior secured notes due 2027 and the €775,000,000 4.25% senior secured notes due 2027 issued by Ziggo Secured Finance B.V.; (x) the indenture dated 1 February 2017 in respect of the £675,000,000 5% senior secured notes due 2027 issued by Virgin Media Secured Finance PLC; (xi) the indenture dated 21 June 2017 in respect of the €635,000,000 3⅞% senior notes due 2029 issued by UPC Holding B.V.; (xii) the credit agreement dated 16 December 2016 between (among others) UPC Broadband Holding B.V. as borrower and The Bank of Nova Scotia as facility agent, (xiii) the indenture dated 16 August 2017 in respect of the $700,000,000 6.875% senior notes due in 2027 issued by C&W Senior Financing Designated Activity Company and (xiv) the indenture dated 18 October 2017 in respect of the $550,000,000 million 5.500% senior notes due 2028 issued by UPC Holding B.V., in each case, as amended from time to time up to the date of this Joinder Agreement.
2    “Parties” means the Original Co-Borrower, the Guarantors, the Administrative Agent, the Security Trustee and the Additional Term B-4 Facility Lenders.
All other terms not defined above, which are defined in the Credit Agreement, shall have the same meaning in this Joinder Agreement, unless specified otherwise.

2.	We refer to Section 2.14 (Additional Facilities) of the Credit Agreement.

3.
The Administrative Agent shall, as soon as reasonably practicable, notify each Additional Term B-4 Facility Lender once it has received all of the documents and evidence set out in Schedule 3 hereto (Conditions Precedent to Additional Term B-4 Facility Effective Date) in form and substance satisfactory to the Administrative Agent (acting reasonably). The Loan Parties shall, within 10 Business Days of the Additional Term B-4 Facility Effective Date (or such longer period as the Administrative Agent may agree), deliver to the Administrative Agent a certificate of good standing from the applicable secretary of state of organization (or equivalent) for Columbus International Inc.

4.
Each Additional Term B-4 Facility Lender agrees that immediately following, and conditional upon, the occurrence of the Additional Term B-4 Facility Effective Date in accordance with paragraph 3 above, the following transactions shall occur automatically and without the need for any further action on behalf of any Party:

(a)	it shall become a party to and be bound by the terms of the Credit Agreement as a Lender in accordance with Section 2.14 (Additional Facilities); and

(b)	it shall be subject to the terms of the applicable Intercreditor Agreement.

5.	The Additional Facility Commitment of each Additional Term B-4 Facility Lender is set forth in Schedule 1 to this Joinder Agreement (the “Additional Term B-4 Facility Commitment”).

6.
The Maturity Date in respect of the Additional Term B-4 Loans is: January 31, 2026 (the “Maturity Date”). The Additional Term B-4 Loans are non-amortizing and shall be repaid in full on the Maturity Date.

7.
The Applicable Rate in relation to the Additional Term B-4 Facility is: (i) for Eurocurrency Rate Loans, 3.25% and (ii) for Base Rate Loans, 2.25%. The Eurocurrency Rate with respect to the Additional Term B-4 Facility shall not be less than 0.00% per annum.

8.
The Additional Term B-4 Loans shall initially be Eurocurrency Rate Loans, and the first Interest Period to apply to any Additional Term B-4 Loan will be the period commencing on the applicable Additional Term B-4 Funding Date and ending on the fifteenth (15th) day of the next calendar month following the applicable Additional Term B-4 Funding Date or as otherwise selected and set forth in the applicable Committed Loan Notice in accordance with the Credit Agreement.

9.
In the event that, on or prior to the date that is six months after the date hereof, the Original Co-Borrower: (a) prepays, refinances, substitutes or replaces any Additional Term B-4 Loan pursuant to an Additional Term B-4 Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iii) or Section 2.05(b)(iv) of the Credit Agreement that constitutes an Additional Term B-4 Repricing Transaction), other than where such prepayment is funded by the issuance of notes by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary; or (b) effects any amendment resulting in an Additional Term B-4 Repricing Transaction, the Original Co-Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Additional Term B-4 Facility Lenders, (I) in the case of clause (a), a prepayment premium of 1.00% of the aggregate principal amount of the applicable Additional Term B-4 Loan so prepaid, refinanced, substituted or replaced and (II) in the case of clause (b), a fee equal to 1.00% of the aggregate principal amount of the outstanding Additional Term B-4 Loan of any Additional Term B-4 Facility Lender that shall have been the subject of a mandatory assignment under the Credit Agreement (including pursuant to Section 3.12) following the failure of such Additional Term B-4 Facility Lender to consent to such amendment on or prior to the date falling six months after the date hereof. Such amounts shall be due and payable within five Business Days of the date of effectiveness of such Additional Term B-4 Repricing Transaction or (in the case of clause (b), if later than the date of effectiveness of the Additional Term B-4 Repricing Transaction) the date of effectiveness of such mandatory assignment.

10.	The Borrower in relation to the Additional Term B-4 Facility is the Original Co-Borrower.

11.
For the purposes of any amendment or waiver, consent or other modification (including with respect to any existing Default or Event of Default) that may be sought by the Loan Parties under the Credit Agreement or any other Loan Document on or after the date of this Joinder Agreement, each Additional Term B-4 Facility Lender hereby consents (in its capacity as a Lender from time to time under the Credit Agreement and, if it is a Hedge Bank, in its capacity as a Hedge Bank, and agrees to cause, unless it is prohibited from doing so, that any of its Affiliates or related funds that are Lenders under a Revolving Credit Commitment or an Additional Revolving Facility or Hedge Banks to consent in their capacity as Lenders under a Revolving Credit Commitment or an Additional Revolving Facility or Hedge Banks) to any and all of the following:

(a)	any and all of the items set out in Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Joinder Agreement;

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Loan Document to be made either to implement the changes envisaged in Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Joinder Agreement or to conform any Loan Document to Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Joinder Agreement; and/or

(c)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Loan Document to be made to conform any Loan Document to any Liberty Global Reference Agreement (provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Loan Document to any Liberty Global Reference Agreement referred to at paragraphs (vi), (ix), (x), (xi), (xiii) and (xiv) other than in respect of the covenants, events of default or definitions therein shall be limited to those that are mechanical in nature unless specifically referenced in Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Joinder Agreement, and, in each case, any consequential amendments, waivers, consents or modifications), and this Joinder Agreement shall constitute the irrevocable and unconditional written consent of each Additional Term B-4 Facility Lender (in the capacity of a Lender, and if it is a Hedge Bank, in the capacity of a Hedge Bank) and the agreement of each Additional Term B-4 Facility Lender to procure, unless it is prohibited from doing so, that each of its Affiliates and related funds that is a Lender under the Revolving Credit Commitments or an Additional Revolving Facility or a Hedge Bank provides irrevocable and unconditional written consent in that capacity in respect of such amendments, waivers, consent or other modifications to the Loan Documents for the purposes of Section 10.01 (Amendments, Etc.) of the Credit Agreement, Clause 28 (Amendments) of the Existing Intercreditor Agreement or Clause 28 (Consents, Amendments and Override) of the New Intercreditor Agreement (as applicable), and any clause in any other Loan Document relating to amendments of that Loan Document, without any further action required on the part of any party thereto.

12.
Each Additional Term B-4 Facility Lender (in its capacity as a Lender from time to time under the Credit Agreement and, if it is a Hedge Bank, in its capacity as a Hedge Bank, and agrees to cause, unless it is prohibited from doing so, that any of its Affiliates that are Lenders under a Revolving Credit Commitment or an Additional Revolving Facility or Hedge Banks to waive in their capacity as Lenders under a Revolving Credit Commitment or an Additional Revolving Facility or Hedge Banks) hereby waives receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Agreement or Hedge Banks under the applicable Intercreditor Agreement may be paid a fee in consideration of such Lenders’ or Hedge Banks’ consent to any or all of the foregoing amendments, waivers, consents or other modifications.

13.
Each Additional Term B-4 Facility Lender hereby acknowledges and agrees (in its capacity as a Lender from time to time under the Credit Agreement and, if it is a Hedge Bank, in its capacity as a Hedge Bank, and agrees to cause, unless it is prohibited from doing so, any of its Affiliates that are Lenders under a Revolving Credit Commitment or an Additional Revolving Facility or Hedge Banks to acknowledge and agree in their capacity as Lenders under a Revolving Credit Commitment or an Additional Revolving Facility or Hedge Banks) that the Administrative Agent and/or the Security Trustee may, but shall not be required to, send to it any further formal amendment request in connection with all, or any of the proposed amendments referred to under paragraph 11 above (and in Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Joinder Agreement) and the Administrative Agent and/or the Security Trustee (as applicable) shall be authorised to consent on behalf of it, as a Lender under one or more Facilities and as a Hedge Bank under the applicable Intercreditor Agreement, to any such proposed amendments set out under paragraph 11 above (and in Schedule 5 (Amendments, Waivers, Consents and Other Modifications) of this Joinder Agreement) (and the Administrative Agent and/or the Security Trustee shall be authorised to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Required Lenders, or the relevant requisite Lenders, or the Hedge Banks, have consented to the relevant amendment, waiver or other modification in accordance with Section 10.01 (Amendments, Etc.) of the Credit Agreement, Clause 28 (Amendments) of the Existing Intercreditor Agreement or Clause 28 (Consents, Amendments and Override) of the New Intercreditor Agreement (as applicable), and any clause relating to amendments in any other Loan Document.

14.
The execution by the Loan Parties of this Joinder Agreement shall constitute confirmation by each Guarantor that (i) entry into this Joinder Agreement is permitted by the Guaranty and each Collateral Document; (ii) its obligations under the Guaranty and each Collateral Document shall extend to the total of the Additional Term B-4 Facility Commitment as specified in this Joinder Agreement and shall be owed to each Secured Party, including the Additional Term B-4 Facility Lenders, but otherwise shall remain in full force and effect and continue unaffected; and (iii) all liabilities and obligations owed by the Loan Parties under the Credit Agreement, this Joinder Agreement and the other Loan Documents are:

(a)	Secured Liabilities as defined in and for the purposes of each Collateral Document to which it is a party; and

(b)	Secured Debt as defined in and for the purposes of the applicable Intercreditor Agreement.

15.
Each Additional Term B-4 Facility Lender shall be entitled to share in the Collateral in accordance with the applicable Intercreditor Agreement and the Collateral Documents pari passu with the Lenders under the other Facilities.

16.	Each Additional Term B-4 Lender hereby confirms to each Lender, the Administrative Agent and the Security Trustee that:

(a)	it has made its own independent investigation and assessment of the financial condition and affairs of each Loan Party and its related entities in connection with its participation in the

Credit Agreement and has not relied on any information provided to it by a Lender, the Administrative Agent or the Security Trustee in connection with any Loan Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Loan Party and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Term B-4 Commitment is in force.

17.
The Facility Office and address for notices of each Additional Term B-4 Facility Lender for the purposes of Section 10.02 (Notices and Other Communications; Facsimile Copies) of the Credit Agreement is as set forth on Schedule 2 to this Joinder Agreement.

18.
The proceeds of the Additional Term B-4 Loans shall be used for general corporate purposes and/or ongoing working capital requirements of the Restricted Group, including, without limitation, (i) the redemption, refinancing, repayment or prepayment of certain existing Indebtedness of the Restricted Group and (ii) the payment of any fees, costs, expenses and other amounts in connection with the Additional Term B-4 Facility, any such refinancing or other transactions related thereto.

19.	The Additional Term B-4 Facility Commitments shall be immediately cancelled at the end of the Additional Term B-4 Facility Availability Period.

20.
The obligation of each Additional Term B-4 Facility Lender to fund its Additional Term B-4 Facility Commitment is subject to satisfaction, or waiver by the Administrative Agent (acting on the instructions of all of the Additional Term B-4 Facility Lenders), of the conditions set out in Schedule 4 (Conditions Precedent to funding of the Additional Term B-4 Loans). The Administrative Agent shall, as soon as reasonably practicable, notify each Additional Term B-4 Facility Lender of the satisfaction or waiver thereof.

21.
The Additional Term B-4 Facility may be drawn in one or more drawings during the Additional Term B-4 Facility Availability Period, provided that a Committed Loan Notice for each such drawing is delivered to the Administrative Agent within the Additional Term B-4 Facility Availability Period.

22.
The Additional Term B-4 Facility may be increased by any amount pursuant to an Increase by the execution by any Lender or Additional Lender of one or more Additional Facility Joinder Agreements in substantially the form of this Joinder Agreement (with the same Maturity Date and Applicable Rate as specified in this Joinder Agreement); provided, however, that no such Increase shall be permitted if the Incurrence of the Indebtedness represented thereby would not otherwise be permitted under Section 2.14 and Annex II of the Credit Agreement. Following any such Increase, references to Additional Term B-4 Facility Lender and Additional Term B-4 Loans shall include Lenders and Loans made under any such Additional Facility Joinder Agreement.

23.	The Original Co-Borrower or the Original Borrower shall pay to the Additional Term B-4 Facility Lenders the fees set forth in the Additional Term B-4 Facility Fee Letter.

24.	This Joinder Agreement is an Additional Facility Joinder Agreement for the purposes of the Credit Agreement.

25.	This Joinder Agreement shall be construed in accordance with and governed by the laws of the State of New York.

26.	This Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

27.
This Joinder Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page to this Joinder Agreement by “.pdf” or other electronic means shall be effective as delivery of an original executed counterpart of this Joinder Agreement.

28.
This Joinder Agreement shall be subject to the provisions of Sections 10.15 (Governing Law; Forum; Process Agent) and 10.16 (Waiver of Right to Trial by Jury) of the Credit Agreement, each of which is incorporated by reference herein, mutatis mutandis.

29.
If any provision of this Joinder Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Joinder Agreement shall not be affected or impaired thereby and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

30.
This Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Joinder Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

31.
Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

For the purposes of this paragraph 31:
“Bail-In Action” means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation” means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“Write-down and Conversion Powers” means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

[Signature pages follow]
32.

THE BANK OF NOVA SCOTIA, as Additional Term B-4 Facility Lender

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title:

THE BANK OF NOVA SCOTIA, as Security Trustee

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title:

CORAL-US CO-BORROWER LLC

as the Borrower and a Guarantor

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title:

Before me:
/s/ Notary Public
Notary Public

SABLE INTERNATIONAL FINANCE LIMITED

as a Guarantor

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title:

Before me:
/s/ Notary Public
Notary Public

CABLE & WIRELESS LIMITED
as the Company and Guarantor

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title:

Before me:
/s/ Notary Public
Notary Public

SABLE HOLDING LIMITED

as a Guarantor

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title:

Before me:
/s/ Notary Public
Notary Public

CWIGROUP LIMITED

as a Guarantor

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title:

Before me:
/s/ Notary Public
Notary Public

CABLE AND WIRELESS (WEST INDIES) LIMITED

as a Guarantor

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title:

Before me:
/s/ Notary Public
Notary Public

CABLE & WIRELESS COMMUNICATIONS LIMITED

as a Guarantor

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title:

Before me:
/s/ Notary Public
Notary Public

Columbus International Inc.

as a Guarantor

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title:

Before me:
/s/ Authorized Signatory
Witness:
Name:
Address:
Occupation:

SCHEDULE 1
ADDITIONAL TERM B-4 FACILITY LENDERS AND ADDITIONAL TERM B-4 FACILITY COMMITMENTS

Additional Term B-4 Facility Lender	Additional Term B-4 Facility Commitments
The Bank of Nova Scotia	$1,875,000,000

SCHEDULE 2

FACILITY OFFICE AND ADDRESS FOR NOTICES OF ADDITIONAL TERM B-4 FACILITY LENDERS

ADMINISTRATIVE AGENT:
Administrative Agent’s Office

Agent Name	The Bank of Nova Scotia, London
Address:	201 Bishopsgate, 6th Floor London, EC2M 3NS
Attn:	BNS London Loan Ops gwsloanops.uk@scotiabank.com
Phone:	44 207 826 5660
Fax:	44 207 826 5666

ADDITIONAL TERM B-4 FACILITY LENDERS:
The Bank of Nova Scotia

Address:	201 Bishopsgate, 6th Floor London, EC2M 3NS
Attn:	BNS London Loan Ops gwsloanops.uk@scotiabank.com
Phone:	44 207 826 5660
Fax:	44 207 826 5666

SCHEDULE 3

CONDITIONS PRECEDENT TO ADDITIONAL TERM B-4 FACILITY EFFECTIVE DATE

1.	Execution and delivery of this Joinder Agreement by each Loan Party.

2.
Execution and delivery of the Additional Term B-4 Facility Fee Letter by the Mandated Lead Arrangers (as defined therein) and the Underwriters (as defined therein) and acknowledged and agreed by Sable Holding Limited.

3.
Such certified Organization Documents, certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party (other than Columbus International Inc.), certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent (acting on the instructions of the Additional Term B-4 Facility Lender) may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Joinder Agreement and the other Loan Documents to which that Loan Party is a party.

4.	An opinion from Ropes & Gray International LLP, Delaware and New York counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

5.	An opinion from Ropes & Gray International LLP, English law counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

6.	An opinion from Maples and Calder, Cayman law counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

7.	An opinion from Chancery Chambers, Barbados law counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

SCHEDULE 4

CONDITIONS PRECEDENT TO FUNDING OF THE ADDITIONAL TERM B-4 LOANS

1.
The Administrative Agent shall have received a duly executed irrevocable Committed Loan Notice in respect of the relevant Additional Term B-4 Loan in accordance with the terms of Section 2.02 of the Credit Agreement.

2.	The other conditions set forth in Section 4.03(a) and (b) of the Credit Agreement shall have been satisfied.

3.	Execution and delivery of an accession deed to the Existing Intercreditor Agreement by each Additional Term B-4 Facility Lender and accepted by the Security Trustee.

SCHEDULE 5
AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS

All references to Annexes, Sections, Clauses, Paragraphs, Schedules and definitions contained in this Schedule 5 are to Annexes, Sections, Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalized terms used in this Schedule but not defined herein shall have the meanings given to such terms in the Credit Agreement.
A.     Amendments to the Credit Agreement

1.	Additional Facility Available Amount:

(a)
In paragraph (e) of the definition of Additional Facility Available Amount, the words “calculated on a pro forma basis after giving effect thereto and, if applicable, any permitted acquisition or Permitted Investment, including the application of proceeds thereof, as of the last date of the most recently ended Test Period,” shall be deleted and replaced with the following:

“calculated as of the most recently ended Test Period on a pro forma basis after giving effect to the incurrence of such Additional Facility, including the application of proceeds thereof and, if applicable, any permitted acquisition or Permitted Investment,”

(b)	The last paragraph of the definition of Additional Facility Available Amount shall be amended to add the words “divided and” before “reclassified in accordance with Section 4.09(d)(1) of Annex II”.

2.	Affiliated Lender: the definition of Affiliated Lender shall be deleted and replaced with the following:
““Affiliated Lender” means a Lender that is Liberty Latin America or an Affiliate thereof (other than (i) the Company, any Permitted Affiliate Parent, any Subsidiary of the Company, any Subsidiary of any Permitted Affiliate Parent, or any Affiliate Subsidiary, or (ii) any trust, fund, partnership, person or other entity that issues any notes, bonds or other securities for the purpose of on-lending the proceeds of such issuance under a Facility to a Borrower under this Agreement).”

3.
Base Rate: add the word “and” before clause (c) of the definition of Base Rate, and replace the reference to “LIBOR” in such clause (c) with “LIBOR that would apply to a Eurodollar Borrowing of the same Class as such Borrowing with an Interest Period of one month starting the second Business Day following such date”.

4.	Business: paragraph (d) of the definition of Business shall amended to add the word “business and” after the word “the” and before the words “provision of services”.

5.	Collateral and Guarantee Requirement: a new paragraph shall be added at the end of the definition of Collateral and Guarantee Requirement as follows:
“For the avoidance of doubt, the foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation, perfection or maintenance of pledges of, or security interests in, or taking other actions under the Collateral Documents with respect to, any Excluded Assets.”

6.	Eurocurrency Rate:

(a)	Sub-paragraph (i) of the definition of Eurocurrency Rate shall be deleted and replaced with the following:
“(i) the ICE Benchmark Administration LIBOR rate, or if the ICE Benchmark Administration is no longer making a LIBOR rate available, such other rate per annum as is widely recognized as the successor thereto in the prevailing market for syndicated loan financings of a similar size to, and in the same currencies as, the Facilities (or if no such widely recognized, prevailing comparable successor market exists at such time, an alternative index rate as the Administrative Agent may determine (acting in its sole discretion and, for the avoidance of doubt, without any requirement to consult with or seek any consent or instruction from the Lenders or any other Finance Party) with the consent of the Borrower (in each case acting reasonably)) (“LIBOR”), as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the Quotation Day, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or”

(b)	In sub-paragraph (ii) of the definition of Eurocurrency Rate, the words “two (2) London Bank Days prior to the commencement of such Interest Period” shall be deleted and replaced with the following:
“on the Quotation Day”,

7.	IFRS: the first proviso in the definition of IFRS shall be amended to delete the word “irrevocable”.

8.	Interest Period: the first paragraph of the definition of Interest Period shall be deleted and replaced with the following:
“as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or less than one month with respect to Revolving Credit Loans) or such other period, as selected by the relevant Borrower in its Committed Loan Notice and agreed by the Administrative Agent (without requiring any further consent or instructions from the Lenders); provided that, any Interest Period that would otherwise end during the month preceding or extend beyond a scheduled repayment date relating to the relevant Term Loan shall be of such duration that it shall end on that repayment date if necessary to ensure that there are Term Loans under the relevant Facility with Interest Periods ending on the relevant repayment date in a sufficient aggregate amount to make the repayment due on that repayment date; provided further that”

9.	Liberty Latin America: the definition of Liberty Latin America shall be added as follows:
““Liberty Latin America” means Liberty Latin America Ltd., and any and all successors thereto.”

10.	LIBOR: the reference to “clause (a)” in the definition of LIBOR shall be replaced with a reference to “clause (i)”.

11.	New Intercreditor Effective Date: in the definition of New Intercreditor Effective Date, delete the words “both the Columbus Senior Notes and”.

12.	New Intermediate Holdco: the definition of New Intermediate Holdco shall be deleted and replaced with the following:
““New Intermediate Holdco” means, following the Group Refinancing Effective Date, to the extent that (1) the Transferred Entities (as defined in the definition of Group Refinancing Transactions) have been contributed or otherwise transferred to the New Senior Debt Obligor or (2) Cable & Wireless Limited or C&W Communications has been designated the New Senior Debt Obligor, the direct Subsidiary of such New Senior Debt Obligor, and in each case, any and all successors thereto; provided that, where the Transferred Entities have been contributed or otherwise transferred to a direct or indirect Subsidiary of the New Senior Debt Obligor, the direct Holding Company of Sable Holding, and in each case, any and all successors thereto; provided further that, the New Intermediate Holdco shall be an entity organized under the laws of an Approved Key Jurisdiction.”

13.	Quotation Day: the definition of Quotation Day shall be added as follows:
““Quotation Day” means, in relation to any period for which interest is to be determined two Business Days before the first day of that period, or one Business Day in respect of the interest period relating to the first Credit Extension under this Agreement, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).”

14.	Relevant Interbank Market: the definition of Relevant Interbank Market shall be added as follows:
““Relevant Interbank Market” means the London interbank market or such other interbank market as may be applicable to any Facility to be drawn in an Available Currency.”

15.	Restricted Group: the definition of Restricted Group shall be deleted and replaced with the following:
““Restricted Group” means the Company, any Permitted Affiliate Parent and any Subsidiary of the Company or of a Permitted Affiliate Parent (including any Borrower), together with any Affiliate Subsidiaries from time to time, but in each case excluding any Unrestricted Subsidiary; provided that, for the avoidance of doubt, the New Senior Debt Obligor shall not be a member of the Restricted Group.”

16.	Section 1.02 (Other Interpretive Provisions): a new clause (l) shall be added as follows:

“(l)
No personal liability shall attach to any director, officer or employee of any member of the Wider Group for any representation or statement made by that member of the Wider Group in a certificate signed by such director, officer or employee.”

17.	Section 2.05 (Prepayments): in Section 2.05(b)(iv), the words “Refinancing Loan” and “Refinancing Loans” shall be replaced with “Refinancing Term Loan” and “Refinancing Term Loans”, respectively.

18.	Section 1.11 (Permitted Affiliate Parent; Affiliate Subsidiary): a new Section 1.11 shall be added as follows:
“Section 1.11    Permitted Affiliate Parent; Affiliate Subsidiary

(a)
Any obligation in this Agreement of the Company or any Permitted Affiliate Parent to cause members of the Restricted Group to comply with any covenant shall be construed (i) such that the Company or any Permitted Affiliate Parent shall be required to cause only their respective Subsidiaries that are members of Restricted Group to comply with that obligation and (ii) as a direct obligation of each Affiliate Subsidiary (if applicable).

(b)	To the extent that:

(i)	any representation in this Agreement is stated to be given by the Company in respect of any member of the Restricted Group; and/or

(ii)	any covenant in this Agreement applies to the Company only or requires that the Company cause any member of the Restricted Group to comply with any such covenant,
(x) in the case of a Permitted Affiliate Parent, such representations shall be given by, or such covenant or other obligation shall be construed as applying to such Permitted Affiliate Parent, and (y) in the case of an Affiliate Subsidiary, such representations shall be deemed to be given by, or such covenant or other obligation shall be construed as applying to such Affiliate Subsidiary.

19.	Section 6.02 (Compliance Certificates and other Information): in Section 6.02(c), delete the words “the Columbus Senior Notes and”.

20.	Section 6.17 (Actions in connection with the Group Refinancing Transactions):

(a)	Delete the first paragraph of Section 6.17 and replace it with the following:
“Following the refinancing of the Existing Senior Notes and the occurrence of the Group Refinancing Effective Date:”

(b)	Clause (a)(i) shall be deleted and replaced with the following:

“(a)(i)
within the time period specified in Schedule 6.17 of this Agreement, the New Intermediate Holdco (to the extent that it is not an existing Loan Party prior to the Group Refinancing Effective Date) shall become an Additional Guarantor and shall pledge its ownership interests (or cause to be pledged the ownership interests) in Sable Holding Limited to secure the Obligations and its Guaranty;”

(c)	Clause (a)(ii) shall be deleted and replaced with the following:

“(a)(ii)
within the time period specified in Schedule 6.17 of this Agreement, the direct Holding Company of the New Intermediate Holdco shall pledge its ownership interests (or cause to be pledged the ownership interests) in the New Intermediate Holdco and any Subordinated Shareholder Loans owing to such Holding Company to secure the Obligations;”

(d)	Clause (b) shall be deleted and replaced with the following:

“(b)
each of C&W Communications and (to the extent that it is not the New Intermediate Holdco following the Group Refinancing Transactions) Cable & Wireless Limited shall be automatically released from its guarantee of the Obligations; and”

21.	Section 8.03 (Application of Funds): in Section 8.03, the references to “Refinancing Loans” shall be replaced with “Refinancing Term Loans”.

22.	Section 9.10 (Collateral Matters): a new paragraph will be added to the end of Section 9.10 as follows:
“In relation to any provision of this Agreement which requires the Loan Parties, a Permitted Affiliate Parent or any member of the Restricted Group to deliver a Collateral Document for the purposes of granting any Guaranty or Collateral for the benefit of the Finance Parties, the Security Trustee and/or the Administrative Agent, as applicable, shall execute, as soon as reasonably practicable, any such guarantee or Collateral Document in agreed form which is presented to it for execution.”

23.	Section 9.13 (Intercreditor Agreements): in Section 9.13(b), delete the words “the Columbus Senior Notes and”.

24.	Section 10.01 (Amendments, Etc.):

(a)	The following new sub-clause (d)(i)(D) shall be added:
“(D)    relates to the implementation of any alternative basis for the calculation of interest that is binding on all Parties in accordance with this Agreement; or”

(b)	The following new sub-clause (d)(i)(E) shall be added:
“(E)    relates to the increase in the principal amount of a Commitment of a Lender in relation to any Facility and such increased Commitment has been requested by the Company to fund any original issue discount required to be paid to that Lender in relation to that Facility under any Fee Letter.”

(c)	A new paragraph shall be added to the end of clause (f) as follows:
“Notwithstanding anything to the contrary in the Loan Documents, a Finance Party may waive, relinquish or otherwise irrevocably give up all or any of its rights under any Loan Document with the consent of any Loan Party.”

(d)
Sub-clause (g)(i) shall be amended to add the words “, the SPV Proceeds Loan Borrower Change and/or the CWC Group Assumption” after the words “the Group Refinancing Transactions” and before the words “to the extent reasonably requested”.

(e)
The last paragraph of sub-clause (g)(i) shall be amended to add the words “, the SPV Proceeds Loan Borrower Change and/or the CWC Group Assumption” after the words “the Group Refinancing Transactions” and before the words “; provided that, the Arrangers”.

25.	Section 10.07 (Successors and Assigns):

(a)	Sub-clause (b)(i)(A) shall be deleted and replaced with the following:

“(A)
the Company, provided that no consent of the Company shall be required for (1) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (2) an assignment of, or related to, Revolving Credit Commitments or Revolving Credit Exposure if such assignment is to an entity which is a lender under a revolving credit facility to any member of the Wider Group, (3) other than with respect to any proposed assignment to any Person that is a Disqualified Institution, if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing, to any Assignee or (4) for an assignment of all or a portion of the Loans pursuant to Section 10.07(k) or Section 10.07(l); provided that, other than with respect to any proposed assignment to any Person that is a Disqualified Institution, the Company shall be deemed to have consented to any such assignment of, or related to, Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof;”

(b)	In sub-clause (e), the first cross-reference to Section 10.06(f) shall be deleted and replaced with a cross-reference to “Section 10.07(f)”.

(c)	Sub-clause (o) shall be deleted and replaced with the following:
“[Reserved].”

26.	Section 10.21(c) (Additional Guarantors):

(a)	Sub-clause (i) shall be deleted and replaced with the following:

“(i)
Subject to paragraph (ii) below, the Company or any Permitted Affiliate Parent may, upon not less than 5 Business Days prior written notice to the Administrative Agent, request that any of their respective Subsidiaries, any Permitted Affiliate Parent, or any Subsidiary of the Ultimate Parent (other than a Subsidiary of the Company or a Permitted Affiliate Parent) (a “Proposed Affiliate Subsidiary”) becomes an Additional Guarantor (and, if not already, a member of the Restricted Group) under this Agreement”

(b)	In sub-clause (ii), all references to “or any Permitted Affiliate Parent” shall be deleted and replaced by the following:
“, such Permitted Affiliate Parent, or such Proposed Affiliate Subsidiary”.

27.	Section 11.09 (Release of Guarantors):

(a)	Sub-clauses (a)(i) and (a)(ii) shall be deleted and replaced with the following:

“(i)	any Guarantor ceases to be a Restricted Subsidiary pursuant to a transaction or designation permitted by this Agreement or upon consummation of the Group Refinancing Transactions;

(ii)
any Guarantor is an Affiliate Subsidiary and such Affiliate Subsidiary becomes a Subsidiary of or is merged into or with the Company, a Permitted Affiliate Parent, another Restricted Subsidiary of the Company or a Permitted Affiliate Parent which is not an Affiliate Subsidiary, a Permitted Affiliate Parent or a Guarantor;

(iii)
all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred to a Person or Persons, none of which is a Loan Party, in an Enforcement Sale or otherwise;

(iv)	[Reserved];

(v)
a Guarantor is prohibited or restricted by applicable law from guaranteeing the Obligations (other than customary legal and contractual limitations substantially similar to those provided for in this Agreement or the Guaranty); provided that such guarantee will be released as a whole or in part to the extent it is necessary to achieve compliance with such prohibition or restriction;

(vi)
such Guarantor is released from its obligations under the Loan Documents as a result of a transaction permitted by, and in compliance with, the covenant set forth in Section 5.01 of Annex II (provided that such Guarantor is not under any obligation to pay principal and/or interest on the Facilities);

(vii)	such Guarantor resigns as a result of, and in connection, with any Solvent Liquidation; and

(viii)	upon termination of the Aggregate Commitments and payment in full of all Obligations,”

(b)	In clause (a), in the definition of Transferred Guarantors, the words “(any such Guarantor in (i) or (ii) above,” should be replaced with “(any such Guarantor in (i) to (viii) above,”..

(c)	In clause (d), the words “(to the extent that it is not the New Intermediate Holdco)” shall be added after the words “Cable & Wireless Limited” and before the words “and “C&W Communications”.

(d)	A new clause (f) shall be added as follows:

“(f)	The Administrative Agent shall be authorized to enter into any documents desirable to evidence or document such release of Guaranty and resignation of Guarantor.”

28.	Schedule I, Part 2 (Guarantors Following the Group Refinancing Effective Date): in Item 1, the words “Approved Jurisdiction” shall be deleted and replaced with the words “Approved Key Jurisdiction”.

29.	Schedule 6.17 (Actions in connection with the Group Refinancing Transactions):

(a)	amend clause 2 under Schedule 6.17 of the Credit Agreement to delete and replace the reference to “New Intermediate Holdco” with “direct Holding Company of Sable Holding”;

(b)
amend clause 3 under Schedule 6.17 of the Credit Agreement to add “or by” after the phrase “the New Intermediate Holdco Share Pledge shall be granted on” and before the phrase “the Group Refinancing Effective Date”;

(c)
amend clause 4 under Schedule 6.17 of the Credit Agreement to add “or by” after the phrase “the New Intermediate Holdco Shareholder Loan Pledge shall be granted on” and before the phrase “the Group Refinancing Effective Date”.

B.    Amendments to Annex I (Additional Definitions)

1.	Consolidated Net Leverage Ratio: in clause 1(a) of the definition of Consolidated Net Leverage Ratio, the words “on a Consolidated basis” shall be deleted and replaced with the following:
“on a Consolidated basis as of such date and the Reserved Indebtedness Amount (to the extent applicable) as of such date”.

2.
Consolidated Senior Secured Net Leverage Ratio: in clause 1(a) of the definition of Consolidated Senior Secured Net Leverage Ratio, the words “on a Consolidated basis” shall be deleted and replaced with the following:

“on a Consolidated basis as of such date and the Reserved Indebtedness Amount (to the extent applicable) as of such date”.

3.	Asset Disposition: the definition of Asset Disposition in Annex I shall be amended as follows:

(a)
amend clause (1) to replace “or” with “,” after the phrase “a disposition by a Restricted Subsidiary to the Company or a Permitted Affiliate Parent” and before the phrase “by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary”;

(b)	amend clause (1) to add “, by the Company to a Permitted Affiliate Parent or by a Permitted Affiliate Parent to the Company” at the end of the clause;

(c)
amend clause (7) to replace “subject to” with “permitted to be made under” after the phrase “(a) for purposes of Section 4.10 only, the making of a Permitted Investment or a disposition” and before the phrase “Section 4.07, or (b) solely for the purpose of Section 4.10(a)(3),”;

(d)	delete clause (28) and replace it in its entirety with the following:

“(28)
any disposition reasonably required in connection with the Spin-Off (including any transfer of assets to Affiliates of the Company, any Permitted Affiliate Parent and any Restricted Subsidiary prior to the completion of any Spin-Off);”

4.	C&W Parent: delete the definition of C&W Parent in Annex I and replace it in its entirety with the following:
““C&W Parent” means C&W Communications; provided, however, that (1) upon consummation of the Group Refinancing Transactions, “C&W Parent” will mean Cable & Wireless Limited (provided that, if Cable & Wireless Limited or C&W Communications was designated as the New Senior Debt Obligor, “C&W Parent” will mean the direct Holding Company of Cable & Wireless Limited or C&W Communications, as applicable), (2) following the Permitted Affiliate Group Designation Date, “C&W Parent” will mean the Common Holding Company and its successors, (3) upon consummation of the Post- Closing Reorganization, “C&W Parent” will mean New Holdco and its successors, and (4) upon consummation of a Spin-Off in which C&W Communications or (if C&W Communications was designated as the New Senior Debt Obligor) the direct Holding Company of C&W Communications, as applicable, is no longer a Parent of the Company and any Permitted Affiliate Parent, “C&W Parent” will mean a Parent of the Company (or if a Permitted Affiliate Designation Date has occurred, the Common Holding Company) designated by the Company and any successor of such Parent or Common Holding Company, as applicable.”

5.	Consolidated EBITDA: the definition of Consolidated EBITDA in Annex I shall be amended as follows:

(a)	amend the first paragraph to add “, other than in respect of clause (20)(B) below)” after the phrase “for the purposes of determining operating income (loss)” at the end of the paragraph;

(b)
amend clause (9) to add “any transaction permitted under Section 4.11,” after the phrase “a Spin- Off, a Permitted Joint Venture, any Equity Offering, Permitted Investment,” and before the phrase “acquisition, disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Agreement”;

(c)	amend clause (18) to delete “and” at the end of the clause;

(d)	amend clause (19) to replace “.” with “; and” at the end of the clause;

(e)	add a new clause (20) as follows:

“(20)
(A) any expense to the extent covered by liability or casualty events or business interruption insurance or indemnity and actually reimbursed or with respect to which the Company, a Permitted Affiliate Parent or any Restricted Subsidiary has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within the next four fiscal quarters following such determination (collectively, “Business Interruption Receipts”) (with a deduction in calculating Consolidated EBITDA in the applicable future period of any amount so added back in any prior period to the extent not so indemnified or reimbursed within such four fiscal quarters), and (B) to the extent not otherwise included in operating income and without duplication of amounts included under clause (A) above, the amount of proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in good faith expects to receive such proceeds within the next four fiscal quarters (collectively, “Business Interruption Expected Proceeds”, and together with Business Interruption Receipts, the “Business Interruption Addback”) (it being understood that (i) to the extent not actually received within such four fiscal quarters, such amount shall be deducted in calculating Consolidated EBITDA for such future period and (ii) there shall be no double counting of amounts included in calculating Consolidated EBITDA as Business Interruption Expected Proceeds which are subsequently received in such future period as Business Interruption Receipts); provided that, for the avoidance of doubt, for any period, there shall be no double counting of any amount included in calculating Consolidated EBITDA as a Business Interruption Addback and as an addback pursuant to clause (5) of the definition of Consolidated EBITDA above.”

6.	CWC Group Assumption: add a new definition of CWC Group Assumption in Annex I as follows:
““CWC Group Assumption” means the assumption by the Fold-In Senior Issuer of all the obligations of the Existing SPV Issuer or other SPV Issuers of the New Senior Notes (including, without limitation, the Existing SPV Notes) and the indentures governing such New Senior Notes, which may be implemented at the sole option and sole discretion of the Original Borrower or the New Senior Debt Obligor, as applicable.”

7.	Existing SPV Covenant Agreement: add a new definition of Existing SPV Covenant Agreement in Annex I as follows:
““Existing SPV Covenant Agreement” means the covenant agreement dated as of August 16, 2017, between, among others, the Existing SPV Issuer, the Loan Parties and The Bank of New York Mellon, London Branch as trustee, as may be amended, restated, supplemented or otherwise modified from time to time.”

8.	Existing SPV Indenture: add a new definition of Existing SPV Indenture in Annex I as follows:
““Existing SPV Indenture” means the indenture dated as of August 16, 2017, pursuant to which the Existing SPV Issuer issued 6.875% Senior Notes due 2027 (the “Existing SPV Notes”), as may be amended, restated, supplemented or otherwise modified from time to time.”

9.	Existing SPV Issuer: add a new definition of Existing SPV Issuer in Annex I as follows:
““Existing SPV Issuer” means, prior to the completion of the CWC Group Assumption (if it takes place) C&W Senior Financing Designated Activity Company, and any and all successors thereto.”

10.	Existing SPV Proceeds Loan: add a new definition of Existing SPV Proceeds Loan in Annex I as follows:
““Existing SPV Proceeds Loan” means the facilities granted by the Existing SPV Issuer under the Existing SPV Proceeds Loan Agreement to the borrower thereunder.”

11.	Existing SPV Proceeds Loan Agreement: add a new definition of Existing SPV Proceeds Loan Agreement in Annex I as follows:
““Existing SPV Proceeds Loan Agreement” means the Proceeds Loan Agreement dated as of August 16, 2017 between, among others, the Existing SPV Issuer as lender and the Original Borrower as initial proceeds loan borrower, as may be amended, restated, supplemented, or otherwise modified from time to time.”

12.	Fold-In Senior Issuer: add a new definition of Fold-In Senior Issuer in Annex I as follows:
““Fold-In Senior Issuer” means (i) following the CWC Group Assumption, if the SPV Proceeds Loan Borrower Change does not take place, the Original Borrower and (ii) following the CWC Group Assumption, if the SPV Proceeds Loan Borrower Change takes place, the New Senior Debt Obligor, as applicable.

13.	Group Refinancing Transactions: delete the definition of Group Refinancing Transactions in Annex I and replace it in its entirety with the following:
““Group Refinancing Transactions” means a series of transactions that the Company may, in its sole discretion, effect in respect of the CWC Group, including:

(1)
(a) the formation of a wholly owned direct or indirect subsidiary of Cable & Wireless Limited organized under the laws of an Approved Jurisdiction and its designation as the New Senior Debt Obligor and the contribution (or other transfer) by Cable & Wireless Limited of Sable Holding and, at the Company’s sole discretion, certain other Subsidiaries of Cable & Wireless Limited (collectively with Sable Holding, the “Transferred Entities”) to the New Senior Debt Obligor or a direct or indirect Subsidiary of the New Senior Debt Obligor or (b) the designation of Cable & Wireless Limited or Cable & Wireless Communications Limited as the New Senior Debt Obligor;

(2)
the refinancing of the Existing Senior Notes with the proceeds from the issuance of the New Senior Notes by either, at the Company’s sole discretion, (x) the Original Borrower or the Existing SPV Issuer or another special purpose financing vehicle (collectively with the Existing SPV Issuer, the “SPV Issuers”), where in the case of the SPV Issuers, the proceeds of any New Senior Notes are on lent to or otherwise invested (such proceeds loans, notes or instrument, the “New Senior Notes Proceeds Loans”) in a Loan Party, and the subsequent assumption, assignment, novation or other transfer of the obligations of the relevant Loan Party (as primary issuer or borrower only and not as guarantor) under such New Senior Notes and/or New Senior Notes Proceeds Loans from the relevant Loan Party (as primary issuer or borrower only and not as guarantor) to the New Senior Debt Obligor (including, without limitation, the SPV Proceeds Loan Borrower Change) and/or (y) the New Senior Debt Obligor; and

(3)
any transactions (including, but not limited to, (i) related Restricted Payments and Indebtedness with the New Senior Debt Obligor and its Subsidiaries or any of their respective Affiliates arising from the transactions contemplated for the Group Refinancing Transactions and (ii) at the Company’s sole discretion, the formation or other establishment of one or more wholly owned direct or indirect Subsidiary of the New Senior Debt Obligor) entered into in order to effect, or otherwise reasonably related to, the transactions contemplated for the Group Refinancing Transactions.

At the Company’s sole discretion, in addition or as an alternative to the transactions contemplated by (2) above, the Company may elect to refinance all or part of the Existing Senior Notes with proceeds of other Indebtedness (including, without limitation, senior secured Indebtedness) incurred by one or more entities in compliance with the applicable covenants and exceptions in this Agreement, the Existing SPV Indenture and the Existing SPV Covenant Agreement.”

14.
Incur: amend the definition of Incur in Annex I to add “and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder, subject to the definitions of “Additional Facility Availability Amount” (as defined in Section 1.01 of this Agreement) and of “Reserved Indebtedness Amount” (as defined in Section 4.09(d)(7)) and related provisions.” at the end of the definition.

15.	Intra-Group Services: the definition of Intra-Group Services in Annex I shall be amended as follows:

(a)	amend clauses (1), (3) and (4) to replace all references to “Liberty Global plc” with “Liberty Global”;

(b)
amend clause (2) to add “Liberty Global,” after the phrase “or any of their respective Subsidiaries or by the Ultimate Parent,” and before the phrase “the Spin Parent or any of their respective Subsidiaries to the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries”

16.	Limited Condition Transaction: the definition of Limited Condition Transaction in Annex I shall be amended as follows:

(a)	amend clause (i) to replace “and” with “;” at the end of the clause;

(b)	amend the definition to add a new clause (iii) at the end of the definition as follows:
“; and (iii) any Restricted Payment.”

17.	New Intermediate Holdco: add a new definition of New Intermediate Holdco in Annex I as follows:
““New Intermediate Holdco” has the meaning assigned to such term in Section 1.01 of this Agreement.”

18.	New Senior Debt Obligor: add a new definition of New Senior Debt Obligor in Annex I as follows:
““New Senior Debt Obligor” means the CWC Group entity designated by the Company as the primary issuer or borrower under the New Senior Notes and/or New Senior Notes Proceeds Loan (as defined in the definition of Group Refinancing Transactions) pursuant to the Group Refinancing Transactions.”

19.	New Senior Notes: delete the definition of New Senior Notes in Annex I and replace it in its entirety with the following:
““New Senior Notes” means, collectively any senior notes (including, without limitation, the Existing SPV Notes) issued by, at the Company’s sole discretion, the Original Borrower and/or any SPV Issuer (and in each case, subsequently assumed or otherwise acquired by the New Senior Debt Obligor) or the New Senior Debt Obligor, as applicable, in connection with the Group Refinancing Transactions.”

20.	Permitted Liens: the definition of Permitted Liens in Annex I shall be amended as follows:

(a)	amend clause (41) to delete “and” at the end of the clause;

(b)	amend clause (42) to replace “.” with “; and” at the end of the clause;

(c)	add a new clause (43) as follows:

“(43)	Liens encumbering deposits made in the ordinary course of business to secure liabilities to insurance carriers.”

21.	Reserved Indebtedness Amount: add a new definition of Reserved Indebtedness Amount in Annex I as follows:
““Reserved Indebtedness Amount” has the meaning has the meaning given to that term in Section 4.09.”

22.	Senior Secured Indebtedness: amend the definition of Senior Secured Indebtedness in Annex I to delete and replace the reference to “First Priority Lien” with “First-Priority Lien”.

23.	SPV Proceeds Loan Borrower Change: add a new definition of SPV Proceeds Loan Borrower Change in Annex I as follows:
““SPV Proceeds Loan Borrower Change” means the assumption by the New Senior Debt Obligor of all obligations of the Original Borrower under the Existing SPV Proceeds Loan, the Existing SPV Proceeds Loan Agreement, the Existing SPV Covenant Agreement and any New Senior Notes Proceeds Loans, which may be implemented at the sole option and sole discretion of the Company.”

24.	Ultimate Parent: clause (1) of the definition of Ultimate Parent in Annex I shall be deleted and replaced as follows:
“(1) Liberty Latin America and any and all successors thereto or”.

C.	Amendments to Annex II (Covenants)

1.	Covenants: the first paragraph of Annex II shall be amended as follows:

(a)	amend the second sentence to replace “Liberty Global and its” with “Liberty Global or or Liberty Latin America and their respective Subsidiaries for ease of reference.” at the end of the paragraph;

2.	Section 4.07 (Limitation on Restricted Payments):

(a)
amend Section 4.07(b)(3) of Annex II to add “or not otherwise prohibited” after the phrase “such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, that, in each case, is permitted” and before the phrase “to be Incurred pursuant to Section 4.09”;

(b)
amend Section 4.07(b)(9)(C) of Annex II to add “or any arrangement between or among the Ultimate Parent, an SPV Issuer, a Loan Party, any other Person or a Restricted Subsidiary” at the end of the clause.

3.	Section 4.08 (Limitation on Restrictions on Distributions from Restricted Subsidiaries):

(a)
amend Section 4.08(b)(6) of Annex II to add “, or any contractual requirement incurred with respect to,” after the phrase “any encumbrance or restriction arising in connection with” and before the phrase “any Purchase Money Note, other Indebtedness or a Qualified Receivables Transaction relating exclusively to a Receivables Entity”;

(b)
amend Section 4.08(b)(12)(B) of Annex II to add “not materially more disadvantageous to the Finance Parties than is” after the phrase “such encumbrances and restrictions taken as a whole are” and before the phrase “customary in comparable financings (as determined conclusively in good faith”.

4.	Section 4.09 (Limitation on Indebtedness):

(a)
amend Section 4.09(b)(20) of Annex II to delete and replace it in its entirety with the following: “Indebtedness with Affiliates reasonably necessary to effect or consummate (i) the 2016 Transactions, (ii) the Group Refinancing Transactions, (iii) the CWC Group Assumption, (iv) the SPV Proceeds Loan Borrower Change, or (v) any Post-Closing Reorganization”;

(b)	delete sub-clause (1) of Section 4.09(c);

(c)	amend Section 4.09(b)(24) of Annex II to delete and replace the word “refinancing” with “Refinancing Indebtedness”;

(d)	amend Section 4.09(d)(5) of Annex II to delete “and” at the end of the clause;

(e)	amend Section 4.09(d)(6) of Annex II to replace “.” with “; and” at the end of the clause;

(f)	add a new clause (7) under Section 4.09(d) of Annex II as follows:
“(7)    in the event that the Company, a Permitted Affiliate Parent or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, enters into any commitment to Incur or issue Indebtedness or commits to Incur any Lien pursuant to clause (29) of the definition of “Permitted Liens”, the Incurrence or issuance thereof for all purposes under this Section 4.09, including without limitation for purposes of calculating the Consolidated Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or usage of clauses (1) through (25) under Section 4.09(b) (if any) for borrowings and re-borrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s option, (except as otherwise provided in the definition of “Additional Facility Available Amount” in Section 1.01 of this Agreement) either (a) be determined on the date of such revolving credit facility or such entry into or increase in commitments (assuming that the full amount thereof has been borrowed as of such date) or other Indebtedness, and, if such Consolidated Net Leverage Ratio test, such Consolidated Senior Secured Net Leverage Ratio test or other provision of this Section 4.09 is satisfied with respect thereto at such time, any borrowing or re-borrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this covenant irrespective of the Consolidated Net Leverage Ratio, the Consolidated Senior Secured Leverage Ratio test or other provision of this this Section 4.09 at the time of any borrowing or re-borrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or re-borrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this sub-clause (a) shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Consolidated Net Leverage Ratio and the Consolidated Senior Secured Net Leverage Ratio and, to the extent of the usage of clauses (1) through (25) under Section 4.09(b) (if any), shall be deemed to be Incurred and outstanding under such clauses) or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment, and in the case of sub-clause (a) of this Section 4.09(d)(7), the Company may revoke any such determination at any time and from time to time.”

5.	Section 4.17 (Impairment of Liens)

(a)	amend sub-clause(7)(i) under Section 4.17 of Annex II to delete and replace it in its entirety with the following:
“(i) the transfer of shares of Sable Holding Limited from Cable & Wireless Limited pursuant to the Group Refinancing Transactions, and the related re-taking or reaffirmation of the relevant Collateral Documents by New Intermediate Holdco or the New Senior Debt Obligor, as applicable (including by way of a re-affirmation of the Sable Holding Share Security Documents or by way of entry into additional Collateral Documents),”;

(b)	amend sub-clause (7)(ii) under Section 4.17 of Annex II to delete and replace it in its entirety with the following:
“(ii) other than pursuant to subclause (7)(i) above, the release of the Liens on any properties or assets constituting Collateral owned by Cable & Wireless Limited (to the extent it does not become the New Intermediate Holdco),”

(c)
amend sub-clause (7)(iv) under Section 4.17 of Annex II to replace “; provided that, contemporaneously with any such action in clauses (2), (4) and (6), the Company delivers” with “.” at the end of the sub-clause;

(d)
amend Section 4.17 of Annex II to add “For any amendments, modifications or replacements of any Collateral Documents not contemplated in clause (1) to (7) above, the Company or any Permitted Affiliate Parent shall, contemporaneously deliver” immediately after the end of sub-clause (7)(iv) and before the phrase “to the Administrative Agent, either (A) a solvency opinion, in form and substance reasonably satisfactory to the Trustee”.

6.	Section 5.01 (Merger and Consolidation)

(a)	amend Section 5.01(e)(4) of Annex II to delete and replace it in its entirety with the following:

“(4)	any consolidation or merger effected as part of the 2016 Transactions, the Post-Closing Reorganization, the Group Refinancing Transactions or the CWC Group Assumption;”